GLOBAL SOURCES LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12, Bermuda

______________

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held June 11, 2008

______________

To Our Shareholders:

NOTICE IS HEREBY given that a general meeting of the shareholders of Global Sources Ltd. (the “Company”) will be held on June 11, 2008 at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), at 11:00 a.m., local time, for the following purposes:

1)	To re-elect Mr. David F. Jones and Mr. James Watkins, members of the Board of Directors (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election;
2)	To re-elect Mr. Robert Lees, a Casual Director, who was appointed on July 30, 2007, to serve as a member of the Board;
3)

To fix the number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit;

4)	To approve the amendment of Bye-Law 99 of the Company’s Bye-Laws with respect to powers of directors;
5)	To approve the amendment of Bye-Law 151 of the Company’s Bye-Laws with respect to the advancement of funds to directors, officers, and others, for defending legal proceedings; and
6)	To re-appoint Ernst & Young as the Company’s independent auditors until the next annual general meeting.

The foregoing matters are described more fully in the accompanying Proxy Statement. While this Notice and Proxy Statement and the enclosed form of proxy are being sent only to shareholders of record and beneficial owners of whom the Company is aware as of April 23, 2008, all shareholders of the Company of record on the date of the meeting are entitled to attend the Annual General Meeting. The Company’s audited financial statements for the year ended December 31, 2007 are included with the mailing of this Notice and Proxy Statement.

We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important — as is the vote of every shareholder — and the Board appreciates the cooperation of shareholders in directing proxies to vote at the Annual General Meeting.

Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement, and the giving of your proxy will not affect your right to vote in person if you attend the Annual General Meeting.

By order of the Board of Directors

Keith Wong,

Secretary

Dated: May 12, 2008

Hamilton, Bermuda

GLOBAL SOURCES LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12, Bermuda

PROXY STATEMENT

For the Annual General Meeting of Shareholders

June 11, 2008

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of GLOBAL SOURCES LTD., a Bermuda corporation (the “Company”), for use at the annual general meeting of shareholders of the Company to be held at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong, on June 11, 2008 at 11 a.m., local time, and at any adjournments or postponements thereof (the “Annual General Meeting”). Unless the context otherwise requires, references to the Company includes Global Sources Ltd. and its subsidiaries. The proxy is revocable by (i) filing a written revocation with the Secretary of the Company prior to the voting of such proxy, (ii) giving a later dated proxy, or (iii) attending the Annual General Meeting and voting in person. Shares represented by all properly executed proxies received prior to the Annual General Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted (i) FOR re-electing Messrs. David F. Jones and James Watkins, Directors retiring by rotation; (ii) FOR re-electing Mr. Robert Lees as a Director (iii) FOR fixing the number of Directors that comprise the whole Board at nine (9), declaring any vacancies on the Board to be casual vacancies and authorizing the Board to fill these vacancies on the Board as and when it deems fit; (iv) FOR approval of the amendment of Bye-Law 99 of the Company’s Bye-Laws with respect to powers of directors; (v) FOR approval of the amendment of Bye-Law 151 of the Company’s Bye-Laws with respect to the advancement of funds to directors, officers, and others, for defending legal proceedings; and (vi) FOR re-appointing Ernst & Young as the Company’s independent auditors until the next annual general meeting. In accordance with Section 84 of the Companies Act 1981 of Bermuda, the audited financial statements of the Company for the period from January 1, 2007 to December 31, 2007, enclosed herewith, will be presented at the Annual General Meeting. These statements have been approved by the Board of the Company. There is no requirement under Bermuda law that shareholders approve such statements, and no such approval will be sought at the Annual General Meeting.

The Board has established April 23, 2008 as the date used to determine those record holders and beneficial owners of common shares, US$.01 par value per share (the “Common Shares”), to whom notice of the Annual General Meeting will be sent (the “Record Date”). On the Record Date, there were 46,702,092 Common Shares outstanding. The holders of the Common Shares are entitled to one vote for each Common Share held. The presence, in person or by proxy, at the Annual General Meeting of at least two (2) shareholders entitled to vote representing more than 50% of the outstanding Common Shares as of the Record Date is necessary to constitute a quorum at the Annual General Meeting. All matters presented at the Annual General Meeting require approval by a simple majority of votes cast at the meeting. Only votes for or against a proposal count. Votes that are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the majority of votes cast. Abstentions and broker non-votes count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions are entitled to vote on the election of Directors and the re-appointment of the auditors.

This Notice, Proxy Statement and enclosed form of proxy are first being mailed on or about May 12, 2008.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of Common Shares of the Company outstanding at April 23, 2008 by (i) each person known by the Company to be the beneficial owner of more than five percent of its outstanding Common Shares, (ii) each Director (and Director nominee) and executive officer of the Company and (iii) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the address of all Directors and officers is: 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage Of Class (2)

Hung Lay Si Co. Ltd P.O. Box 219GT, British American Centre Georgetown, Cayman Islands	3,390,329 (3)(4)	7.3%

Appleby Trust (Bermuda) Ltd. Argyle House 41 Cedar Avenue P.O. Box HM 1179 Hamilton HM EX Bermuda	1,820,787 (5)	3.9%

Merle A. Hinrichs 23/F, Vita Tower 29 Wong Chuk Hang Road Aberdeen, Hong Kong	28,576,844 (4)	61.2%

Jeffrey J. Steiner.	741,676 (6)	1.6%
Eddie Heng Teng Hua	*
J. Craig Pepples	*
Bill Georgiou	*
Sarah Benecke	*
David F. Jones	*
Roderick Chalmers	*
James Watkins Robert Lees	* *
All Directors, Director Nominees and Executive Officers as a Group (10 persons)	29,763,744 (7)	63.7%

_________________

*Less than 1%

(1)	Each shareholder has sole voting power and sole dispositive power with respect to all shares beneficially owned by him unless otherwise indicated.
(2)	Based upon 46,702,092 Common Shares outstanding at April 23, 2008.
(3)

Hung Lay Si Co. Ltd. is a company organized under the laws of the Cayman Islands. It is wholly owned by the Quan Gung 1986 Trust, a trust formed under the laws of the Island of Jersey. The trustee of the trust is Hill Street Trustees Limited, an Island of Jersey limited liability company whose shares are wholly owned by Mourant Limited, which is an Island of Jersey limited liability company that provides trust administration services. Hill Street Trustees Limited is the sole beneficial owner of the Hung Lay Si Co. Ltd. shares under applicable U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

The Quan Gung 1986 Trust (through Hung Lay Si Co. Ltd., its wholly owned subsidiary) beneficially owns 3,390,329 Common Shares, or approximately 7.3% of the Company’s Common Shares as at April 23, 2008, and may also be deemed to be the beneficial owner of approximately 41.6% of the Company’s Common Shares as of April 23, 2008 (see Note (4) below). The Quan Gung 1986 Trust was formed under the laws of the Island of Jersey. Counsel to the trustee has informed us that, by virtue of the terms of the Trust and the laws of the Island of Jersey, the trustee cannot make disclosure of the names of the beneficiaries or settlor of the Trust in breach of the obligations placed on it and in accordance with its duties of confidentiality. Accordingly, you may never know the identity of the beneficiaries or settlors of the Quan Gung 1986 Trust.

(4)

Pursuant to a Sale Agreement by and among Merle A. Hinrichs, Hung Lay Si Co. Ltd. and Hill Street Trustees Limited, dated November 27, 2003 (the “Sale Agreement”), Hung Lay Si Co. Ltd. has a right of first refusal in respect of 19,442,889 Common Shares, or 41.6% of the Company’s outstanding Common Stock as of April 23, 2008, 15,033,846 of which were sold by it to Mr. Hinrichs on November 27, 2003. Pending payment by Mr. Hinrichs of the purchase price for the shares to Hung Lay Si Co. Ltd., Hung Lay Si Co. Ltd. has a security interest in the Common Shares purchased from it by Mr. Hinrichs and the other Common Shares owned by Mr. Hinrichs.  In addition, Mr. Hinrichs is also required to pay to Hung Lay Si Co. Ltd. 50% of any cash dividend payments made on any of the Common Stock purchased from Hung Lay Si Co. Ltd., to the extent those shares are pledged to Hung Lay Si Co. Ltd. to secure Mr. Hinrichs’ obligation to pay the purchase price. Additionally, Mr. Hinrichs is required to obtain the prior written consent of Hung Lay Si Co. Ltd. prior to selling any of the Common Shares in which Hung Lay Si Co. Ltd. has a security interest, which consent may only be withheld if Hung Lay Si Co. Ltd. reasonably believes that its security interest is jeopardized by such sale. Hung Lay Si Co. Ltd. may be deemed to be the beneficial owner of the 19,442,889 shares in which it has a right of first refusal and a security interest under SEC rules and regulations.

(5)

Appleby Trust (Bermuda) Ltd. (“Appleby”) is a trust organized under the laws of Bermuda. It is wholly owned by the partners of one of Bermuda’s largest law firms, Appleby Spurling Hunter. Appleby is the trustee of (a) the Global Sources Employee Equity Compensation Trust (the “EEC Trust”) and (b) the Global Sources Equity Compensation Trust 2007 (the “EC 2007 Trust” and, together with the EEC Trust, the “Trusts”). Appleby administers the monies and other assets of the Trusts. By virtue of its position as trustee of the Trusts, Appleby has the power to vote and dispose of the Company’s shares held by the Trusts.

(6)

Includes: (a) 2,688 Common Shares held by Mr. Steiner as custodian for the benefit of his minor children and (b) 45,474 shares held by the Steiner Group LLC. Mr. Jeffrey J. Steiner is the sole manager of The Steiner Group LLC, and as such may be deemed to beneficially own the same Common Shares owned directly or beneficially by The Steiner Group LLC. Mr. Steiner disclaims beneficial ownership of shares owned by The Steiner Group LLC, the Jeffrey Steiner Family Trust and shares owned by him as custodian for his children. The Steiner Group LLC is a Delaware limited liability company. The members are Jeffrey J. Steiner (with a 20% membership interest) and the Jeffrey Steiner Family Trust (with an 80% membership interest). The Jeffrey Steiner Family Trust is a trust created for the benefit of the issue of Jeffrey J. Steiner.

(7)

Includes: (a) 2,688 Common Shares held by Mr. Steiner as custodian for the benefit of his minor children and (b) 45,474 shares held by the Steiner Group LLC. Mr. Jeffrey J. Steiner is the sole manager of The Steiner Group LLC, and as such may be deemed to beneficially own the same Common Shares owned directly or beneficially by The Steiner Group LLC. Mr. Steiner disclaims beneficial ownership of shares owned by The Steiner Group LLC, the Jeffrey Steiner Family Trust and shares owned by him as custodian for his children. The Steiner Group LLC is a Delaware limited liability company. The members are Jeffrey J. Steiner (with a 20% membership interest) and the Jeffrey Steiner Family Trust (with an 80% membership interest). The Jeffrey Steiner Family Trust is a trust created for the benefit of the issue of Jeffrey J. Steiner.

PROPOSAL NO. 1

ELECTION OF DIRECTOR ELIGIBLE BY ROTATION

Pursuant to the Company’s Bye-Laws, one-third of the Directors shall retire from office each year by rotation, with those who have been longest in office retiring first. Those persons who became or were last appointed Directors on the same day as those retiring shall be determined by lot or by agreement. Messrs. Jones and Watkins are retiring at this year’s Annual General Meeting. Both have been nominated to be re-elected to the Board. Management has no reason to believe that either of the nominees will be unable or unwilling to serve as a Director, if elected. Should any of the nominees not be a candidate at the time of the Annual General Meeting (a situation that is not now anticipated), proxies may be voted for a substitute nominee or nominees, as the case may be, selected by the Board.

Unless authority is specifically withheld, proxies will be voted for the election of each of the nominees named below to serve for a three-year term expiring at the 2011 Annual General Meeting of Shareholders and until his successor has been duly elected and has qualified. Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Annual General Meeting.

Certain biographical information concerning the nominees is set forth below:

Name	First Year Became a Director
David F. Jones	2000

James Watkins	2005

Mr. Jones has been a Director of the Company since April 2000. Mr. Jones joined CHAMP Private Equity, a leading Australian buyout firm, in 2002. He has spent the last thirteen years in the private equity industry, and was previously in management consulting, investment banking and general management. Mr. Jones began his career as a consultant with McKinsey & Company in Australia and New Zealand. He left McKinsey to take the role of general manager of Butterfields Cheese Factors, of the King Island Dairies group. Since 1994 Mr. Jones has worked in the private equity business in Australia and the USA. He spent four years with Macquarie Direct Investment in Sydney and one year at BancBoston Capital in Boston. In 1999, he founded and until 2002 led the development of UBS Capital’s Australian and New Zealand business. Mr. Jones holds a Bachelor of Engineering degree (First Class Hons.) from the University of Melbourne and a Master of Business Administration degree from Harvard Business School. He is currently a director of Australian Discount Retail Pty Limited and The Beacon Foundation, and in 2007 he was chairman of the Australian Venture Capital Association Limited.

Mr. Watkins has been a Director since February 2005. Mr. Watkins was a director and group general counsel of the Jardine Matheson Group in Hong Kong from 1997 until 2003.  He was group legal director of Schroders plc in 1996 to 1997 and of Trafalgar House plc from 1994 to 1996.  He was previously a partner and solicitor in the London and Hong Kong offices of Linklaters from 1975 to 1994.  He currently is a non-executive director of Mandarin Oriental International Ltd., Jardine Cycle & Carriage Ltd., MCL Land Ltd., Advanced Semiconductor Manufacturing Corporation Ltd. and Asia Satellite Telecommunications Holdings Ltd., and is a member of the audit committees of Jardine Cycle & Carriage Ltd., MCL Land Ltd. and Asia Satellite Telecommunications Holdings Ltd. and the chairman of the audit committee of Advanced Semiconductor Manufacturing Corporation Ltd. and of the remuneration committees of Asia Satellite Telecommunications Holdings Ltd., Jardine Cycle & Carriage Ltd. and MCL Land Ltd.  Mr. Watkins has a law degree from the University of Leeds (First Class Hons.).

The names and certain biographical information of the Directors whose terms expire at the 2009 and 2010 Annual General Meeting of Shareholders of the Company are set forth below:

Name	First Year Became a Director	Year Term Expires
Merle Hinrichs	2000	2009

Roderick Chalmers	2000	2009

Jeffrey Steiner	1999	2009

Eddie Heng Teng Hua	2000	2010

Sarah Benecke	2000	2010

Mr. Hinrichs has been a Director of the Company since April 2000 and is currently its Chairman and Chief Executive Officer. A co-founder of the business, he was the principal executive officer of Trade Media, from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrichs was chairman of the ASM Group, which included Trade Media Holdings Ltd., a Cayman Islands corporation wholly owned by the Company (“Trade Media”). Mr. Hinrichs is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrichs graduated from the University of Nebraska and Thunderbird, the American Graduate School of International Management (“Thunderbird”). Mr. Hinrichs is a founder and former chairman of the Society of Hong Kong Publishers. He is a member of the board of trustees of Thunderbird and is a board member of the Economic Strategy Institute.

Mr. Chalmers has been a Director of the Company since October 2000. He has been the chairman of the board of directors of the Bank of Valletta plc, Malta since 2004. He was chairman, Asia-Pacific, of PricewaterhouseCoopers (“PwC”) and a member of PwC’s Global Management Board from 1998 until his retirement in July 2000. He is a 30-year veteran with PwC merger partner Coopers & Lybrand with specialist experience in the securities industry. He has at various times been a non-executive director of the Hong Kong Securities and Futures Commission, a member of the Takeovers and Mergers Panel, and chairman of the Working Group on Financial Disclosure. He is a director of Gasan Group Limited (Malta), Middlesea Valletta Life Assurance Co Limited (Malta) and of Middlesea Insurance plc (Malta).

Mr. Steiner has been a Director of the Company since November 1999. Mr. Steiner also has been a director of The Fairchild Corporation (“Fairchild”) since 1985. He has been the chairman of the board and chief executive officer of Fairchild since December 1985. Mr. Steiner was president of Fairchild from July 1991 to September 1998.

In November 2004, Mr. Jeffrey Steiner was named in Noto v. Steiner, et al., and Barbonel v. Steiner, et al., in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. The plaintiffs in these actions alleged, among other things, that Fairchild executive officers, including Mr. Steiner, received excessive pay and perquisites in violation of fiduciary duties to Fairchild. On November 23, 2005, the Court of Chancery approved a Derivative Settlement, which approval became final on December 23, 2005.

Mr. Heng has been the Chief Financial Officer (previously entitled vice president of finance) since April 1994 and has been a Director of the Company since April 2000. He joined the Company in August 1993 as deputy to the vice president of finance. He received an MBA from Shiller International University in London in 1993, is a Singapore Certified Public Accountant, a member of the Institute of Certified Public Accountants, Singapore, and a Fellow Member of The Association of Chartered Certified Accountants in the United Kingdom. Prior to joining us, he was the regional financial controller of Hitachi Data Systems, a joint venture between Hitachi and General Motors.

Ms. Benecke has been a Director of the Company since April 2000, and, since 1993, has been a director of Trade Media. Ms. Benecke was the Company’s principal executive officer from January 1994 through August 1999. She joined the Company in May 1980 and served in numerous positions, including publisher from 1988 to December 1992 and chief operating officer in 1993. Since September 1999, Ms. Benecke has been a consultant to Publishers Representatives, Ltd. (Hong Kong), a subsidiary of the Company. Since 2003, her consulting work has been focused on the launch, development and expansion of the “China Sourcing Fairs” in China, Hong Kong, Dubai and Mumbai. She graduated with a B.A. from the University of New South Wales, Australia.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. JONES AND WATKINS.

PROPOSAL NO. 2

RE-ELECTION OF MR. ROBERT LEES

On July 30, 2007, Mr. Robert Lees was appointed to the Board of Directors as a Casual Director pursuant to the Board’s authority to fill casual vacancies on the Board, which authority was granted at last year’s annual general meeting. Mr. Lees is retiring at this year’s Annual General Meeting, and has been nominated to be re-elected to the Board. Management has no reason to believe that Mr. Lees will be unable or unwilling to serve as a Director, if elected. Should Mr. Lees not be a candidate at the time of the Annual General Meeting (a situation that is not now anticipated), proxies may be voted for a substitute nominee, selected by the Board.

Unless authority is specifically withheld, proxies will be voted for the election of Mr. Lees to serve for a three-year term expiring at the 2011 Annual General Meeting of Shareholders and until his successor has been duly elected and has qualified. As with the other Directors eligible for re-election, Mr. Lees shall be elected by a majority of the votes cast, in person or by proxy, at the Annual General Meeting.

Name	First Year Became a Director
Robert Lees	2007

Mr. Lees has been a Director of the Company since July 2007.Mr. Lees is a senior executive with global expertise and has nearly 30 years of experience working with decision-makers in business and government at the most senior levels across the Asia-Pacific region. He is a senior advisor to the University of Cincinnati and The Triple Helix Institute in Honolulu, Hawaii. Mr. Lees served for many years as secretary general and then president and chief executive officer of the Pacific Basin Economic Council, the Asia-Pacific region’s oldest business organization.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. ROBERT LEES.

CORPORATE GOVERNANCE

The Company’s corporate governance practices are established and monitored by the Board. The Board regularly assesses the Company’s governance practices in light of legal requirements and governance best practices. In several areas, the Company’s practices go beyond the requirements of the Nasdaq Global Market corporate governance listing standards (the “Nasdaq listing standards”). For example, despite being a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual or another company), the Company has a majority of independent directors on its Board and has an independent Compensation Committee, none of which is required for controlled companies under current Nasdaq listing standards.

Committees of the Board

The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are David Jones, Roderick Chalmers and James Watkins. The Board has determined that Mr. Chalmers is an “audit committee financial expert” under Item 401(h)(2) of Regulation S-K. None of the Audit Committee members is an “affiliate” of the Company.

The Audit Committee’s charter, as previously amended, a copy of which was attached as Annex A to the Company’s Proxy Statement for the 2007 annual general meeting, provides that the Audit Committee shall consist of at least three members, all of whom shall, in the opinion of the Board, be “independent” in accordance with the requirements of the SEC and Nasdaq. Members of the Audit Committee shall be considered independent if (i) they have no relationship to the Company which, in the opinion of the Board of Directors, would interfere with the exercise of his or her judgment independent of the Company’s management, (ii) do not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company, and (iii) are not affiliated persons of the Company or any subsidiary of the Company.

The primary functions of the Audit Committee consist of:

1.	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;
2.	Approving the selection of internal and external independent auditors annually;
3.	Reviewing all Forms 20-F, prior to their filing with the SEC; and
4.	Conducting appropriate reviews of all related party transactions for potential conflict of interest situations on an ongoing basis and approving such transactions, if appropriate.

The Audit Committee held four meetings in the fiscal year ended December 31, 2007.

The Company has a separately designated standing compensation committee (the “Compensation Committee”). The members of the Compensation Committee are David Jones, Roderick Chalmers, James Watkins, Jeffrey Steiner and Robert Lees.

The Compensation Committee’s charter, a copy of which was attached as Annex A to the Company’s Proxy Statement for the 2006 annual general meeting, filed on June 13, 2006, provides that the Compensation Committee shall consist of at least three members.

The primary function of the Compensation Committee is to approve compensation packages for each of the Company’s executive officers.

The Compensation Committee held one meeting in the fiscal year ended December 31, 2007.

The Board has also established an executive committee, and Merle Hinrichs and Eddie Heng serve as members thereof. The executive committee acts for the entire Board between Board meetings.

Board Meetings

The Board held a total of four meetings during the fiscal year ended December 31, 2007. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees of the Board on which (s)he served. Members of the Board are encouraged to attend all of our shareholders meetings. However, we do not have a formal policy with respect to such attendance.

MANAGEMENT

Executive Officers of the Company

The names, positions and certain biographical information of the executive officers of the Company who are not Directors are set forth below.

Name	Position
J. Craig Pepples	Chief Operating Officer
Bill Georgiou	Chief Information Officer

Mr. Pepples has been our Chief Operating Officer since June 1999 and is responsible for our worldwide operations, including interactive media, corporate marketing, community development, client services and human resources. Mr. Pepples joined Trade Media in October 1986 in an editorial capacity, managed Trade Media’s sales in China from 1989 to 1992, and served as country manager for China from 1992 to June 1999. Mr. Pepples graduated with a B.A. in Linguistics from Yale University.

Mr. Georgiou was appointed our Chief Information Officer in January 2001. Mr. Georgiou has had over 20 years’ experience in information technology, most recently as a consultant with 3Com Technologies during 2000 and as IT Director with Park N’Shop (HK) Ltd., a subsidiary company of A.S. Watson from 1999 to 2000. He received his B.Ec. (Honours degree) and M.B.A. from the University of Adelaide.

Compensation of Directors and Executive Officers

For the year ended December 31, 2007, the Company and its subsidiaries provided its ten Directors and executive officers as a group aggregate remuneration, pension contributions, allowances and other benefits of $4,097,710 including the non-cash compensation of $1,305,336 associated with the equity compensation plans. Of that amount, $110,000 was paid under a performance based, long-term discretionary bonus plan which the Company implemented in 1989 for members of its senior management. Under the plan, members of senior management may, at the discretion of the Company, receive a long-term discretionary bonus payment. The awards, which are payable in either five or ten years’ time, are paid to a member of senior management if his or her performance is satisfactory to the Company. There are three current members of senior management and two former members of senior management who may receive payments on maturity.

In 2007, the Company and its subsidiaries incurred $28,812 in costs to provide pension, retirement or similar benefits to their respective officers and Directors pursuant to the Company’s retirement plan and pension plan.

In addition to the above, during the year ended December 31, 2007, the Company recorded non-cash compensation expenses of $22,608 associated with the Directors Purchase Plan.

Employment Agreements

We have employment agreements with Merle A. Hinrichs under which he serves as the chairman and chief executive officer of the Company. The agreements contain covenants restricting Mr. Hinrichs’ ability to compete with us during his term of employment and preventing him from disclosing any confidential information during the term of his employment agreement and for a period of three years after the termination of his employment agreement. In addition, the Company retains the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by Mr. Hinrichs in the course of his employment. Upon a change of control, if Mr. Hinrichs is placed in a position of lesser stature than that of a senior executive officer, a significant change in the nature or scope of his duties is effected, Mr. Hinrichs ceases to be a member of the Board or there is a breach of those sections of his employment agreements relating to compensation, reimbursement, title and duties or termination, each of the Company and the subsidiary shall pay Mr. Hinrichs a lump sum cash payment equal to five times the sum of his base salary prior to the change of control and the bonus paid to him in the year preceding the change of control. The agreements may be terminated by either party by giving six months’ notice.

We have employment agreements with each of our executive officers. Each employment agreement contains a non-competition provision, preventing the employee from undertaking or becoming involved in any business activity or venture during the term of employment without notice to us and our approval. The employee must keep all of our proprietary and private information confidential during the term of employment and for a period of three years after the termination of the agreement. We can assign the employee to work for another company if the employee’s duties remain similar. In addition, we retain the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by the employee during the employee’s term of employment. Each employment agreement contains a six-months’ notice provision for termination, and does not have a set term of employment. Bonus provisions are determined on an individual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease approximately 82,193 square feet of our office facilities from our former affiliated companies under cancelable and non-cancelable operating leases and incur building maintenance services fees to those former affiliated companies. We incurred rental, building services expenses and reimbursement of membership fees for use of club memberships of $1,008,875 during the year ended December 31, 2007. We also receive investment consultancy services from our former affiliated companies. The expenses incurred for these services during the year ended December 31, 2007 totaled $50,000.

Our management believes these transactions are commercially reasonable in the jurisdictions where it operates.

PROPOSAL NO. 3

FIXING BOARD SIZE AND TREATMENT OF VACANCIES

Pursuant to Bye-Law 89 of the Company’s Bye-Laws, the Company shall determine the minimum and maximum number of Directors at the Annual General Meeting of Shareholders.

Change of Size of the Board

The Company’s Bye-Laws currently provide for a minimum of two (2) Directors on the Board of Directors. In October 2000, the Company’s shareholders established the maximum size of the Board at nine (9) members. In each of the last seven years, the shareholders voted to maintain the number of Directors constituting the Board at nine (9) Directors. This proposal would continue to maintain the number of Directors constituting the entire Board of the Company at nine (9) Directors.

The Company believes that having nine (9) Directors is necessary for the Company to comply with the Nasdaq listing standards that a listed company maintain a certain number of independent directors on its Board and certain of its committees, while retaining as Directors officers and members of the Company’s management who are familiar with the Company. Since the Annual General Meeting in October 2000, where the shareholders agreed to permit the Board to fill casual vacancies, the shareholders have continued to give the Board the authority to appoint additional Directors without a vote of shareholders.

Authorization of Directors to Fill Casual Vacancies

At the Annual General Meeting in October 2000, the shareholders approved a proposal to allow casual vacancies on the Board to be filled by the Board. This proposal was again approved in each of the last seven years. This proposal would allow the remaining vacant directorships to be casual vacancies and would authorize the Board to fill those vacancies as and when it deems fit.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO FIX THE NUMBER OF DIRECTORS AT NINE (9) DIRECTORS, TO DECLARE THAT ANY REMAINING VACANCIES BE CASUAL VACANCIES AND TO AUTHORIZE THE BOARD TO FILL ANY SUCH CASUAL VACANCIES.

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO

BYE-LAW 99 OF THE COMPANY’S BYE-LAWS WITH RESPECT TO

THE POWERS OF DIRECTORS

Currently, Bye-Law 99 of the Company’s Bye-Laws, which addresses directors powers, does not provide for a clear statement of the Board’s authority. For clarity, expedience and greater flexibility, the Board has approved (subject to the further approval of the Company’s shareholders) and is proposing that Bye-Law 99 be amended so that the Board may exercise all of the powers of the Company, except those powers that are required by the Bermuda Companies Act 1981 (the “Act”) or the Company’s Bye-Laws to be exercised by the shareholders. This proposed amendment, which is attached as Annex A hereto, conforms Bye-Law 99 of the Company with amendments to the Act (which were effective as of December 31, 2006) and is of a clarifying nature. As such, the Board believes that it would not adversely affect the substantive rights of the Company or its shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO BYE-LAW 99 OF THE COMPANY’S BYE-LAWS.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT TO

BYE-LAW 151 OF THE COMPANY’S BYE-LAWS WITH RESPECT TO

THE ADVANCEMENT OF FUNDS TO DIRECTORS, OFFICERS, AND OTHERS, FOR DEFENDING
LEGAL PROCEEDINGS

Currently, Bye-Law 151 of the Company’s Bye-Laws, which addresses indemnification of directors, officers, and others, does not reflect amendments to the Act (which were effective as of December 31, 2006) regarding the advancement of funds to such persons for defending legal proceedings. For example, Bye-Law 151 does not currently cover auditors, who are now expressly covered by the amendments to the Act; and Bye-law 151 currently requires any such advanced funds to be repaid if it is ultimately determined that the indemnified party is not entitled to be indemnified pursuant to certain other Bye-Laws, whereas the amendments to the Act provides more specifically that any such advanced funds are to be repaid if any allegation of fraud or dishonesty is proved against the indemnified person. The Board has approved (subject to the further approval of the Company’s shareholders) and is proposing that Bye-Law 151 be amended in order to conform Bye-Law 151 with the said amendments to the Act. This proposed amendment, which is attached as Annex B hereto, conforms Bye-Law 151 with the said amendments to the Act and is of a clarifying nature. As such, the Board believes that it would not adversely affect the substantive rights of the Company or its shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO BYE-LAW 151 OF THE COMPANY’S BYE-LAWS.

PROPOSAL NO. 6

APPOINTMENT OF INDEPENDENT AUDITORS

The Board has recommended that Ernst & Young be appointed as the independent auditors of the Company to hold office until the close of the next annual general meeting at a remuneration to be negotiated by management and approved by the Audit Committee. A representative of that firm, which served as the Company’s independent auditors during the year preceding the Annual General Meeting, is expected to be present at the Annual General Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions. Ernst & Young has advised the Company that it does not have any direct or indirect financial interest in the Company, nor has such firm had any such interest in connection with the Company during the past fiscal year other than in its capacity as the Company’s independent auditors.

Audit Fees

Audit fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2006 and 2007, for review of the Company’s annual financial statements, review of the Company’s quarterly financial statements filed with the SEC and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years, totaled approximately $427,445 and $1,016,263, respectively.

Audit-Related Fees

There were no audit-related fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2006 and 2007 for assurance and related services by Ernst & Young.

Tax Fees

Tax fees to the Company for the fiscal year ended December 31, 2006, for tax compliance, tax advice and tax planning, totaled approximately $1,800 and consisted of preparation of tax returns and review of tax provision for a subsidiary. Tax fees to the Company for the fiscal year ended December 31, 2007, for tax compliance, tax advice and tax planning, totaled approximately $2,000 and consisted of review of tax returns and review of tax provision for a subsidiary.

All Other Fees

Fees billed to the Company by Ernst & Young during the fiscal years ended December 31, 2006 and 2007, for products and services not included in the foregoing categories, totaled approximately $283,379 and $192,291, respectively. For the fiscal year ended December 31, 2006 such fees consisted mainly of cyber process certification for the Company’s management’s assertions on the computation of the number of community membership, provision of information technology security assessment services, due diligence for an investment and review of tax status. For the fiscal year ended December 31, 2007 such fees consisted mainly of cyber process certification for the Company’s management’s assertions on the computation of the number of community membership, provision of information technology security assessment services and review of tax status.

The audit committee has approved 100% of the services described above under “Tax Fees” and “All Other Fees.”

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS UNTIL THE NEXT ANNUAL GENERAL MEETING.

SOLICITATION STATEMENT

The Company shall bear all expenses in connection with the solicitation of proxies. In addition to the use of the mails, solicitations may be made by the Company’s regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company shall, upon their request, reimburse brokerage houses and persons holding Common Shares in the names of their nominees for their reasonable expenses in sending solicited material to their principals.

OTHER MATTERS

There is no business other than that described above to be presented for action by the shareholders at the Annual General Meeting.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of shareholders of the Company, shareholder proposals for such meeting must be submitted to the Company between February 11, 2009 and March 13, 2009. Shareholder proposals may only be submitted by shareholders or nominee holders that hold of record at least 1% of the Company’s Common Shares entitled to vote on such matter.

AUDITED FINANCIAL STATEMENTS

The Company has sent, or is concurrently sending, all of its shareholders of record as of the Record Date a copy of its audited financial statements for the fiscal year ended December 31, 2007.

By Order of the Company,

Keith Wong

Secretary

Dated: May 12, 2008

Hamilton, Bermuda

ANNEX A

AMENDMENT OF BYE-LAW 99

WITH RESPECT TO

THE POWERS OF DIRECTORS

Bye-Law 99 currently reads as follows:-

“The Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or any other persons.”

The Board proposes to amend Bye-Law 99 by deleting it in its entirety and replacing it with the following:-

“The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.”

If the proposed amendment to the Bye-Laws were approved, Bye-Law 99, as amended, would read as follows, with the new text set forth above underlined and by striking through the deleted text:-

“99.      The Board may exercise all the powers of the Company ~~to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or any other persons.~~ except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.”

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ANNEX B

AMENDMENT OF BYE-LAW 151

WITH RESPECT TO

THE ADVANCEMENT OF FUNDS TO DIRECTORS, OFFICERS, AND OTHERS, FOR DEFENDING
LEGAL PROCEEDINGS

Bye-Law 151 currently reads as follows:-

“Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Bye-Laws 147 and 148shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 148 and 149; provided that no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or officer Indemnified Person would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

(a)	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

(c)	by a majority vote of the Shareholders.

Each Shareholder of the Company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law 151 are made to meet expenditures incurred for the purpose of enabling such Director, Officer, or member of a committee duly constituted under Bye-Law 104 to properly perform his or her duties as an officer of the Company.”

The Board proposes to amend Bye-Law 151, which if approved, would read as follows, with the new text underlined and by striking through the deleted text:-

“151.

For the purposes hereof, “Indemnified Person” means any Director, Officer, Resident Representative, auditor, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his or her heirs, executors and administrators.

~~Subject to the Companies Acts, e~~Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws ~~147 and 148~~ shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the ~~indemnified party~~ Indemnified Person to repay such amount if ~~it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 148 and 149~~ any allegation of fraud or dishonesty is proved against the Indemnified Person; ~~provided that~~ PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the ~~Director or officer~~ Indemnified Person would be proper in the circumstances because he or she has met the standard of

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conduct which would entitle him or her to the indemnification thereby provided and such determination shall be made:

(a)	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

(c)	by a majority vote of the Shareholders.

~~Each Shareholder of the Company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law 151 are made to meet expenditures incurred for the purpose of enabling such Director, Officer, or member of a committee duly constituted under Bye-Law 104 to properly perform his or her duties as an officer of the Company.~~”

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GLOBAL SOURCES LTD.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 – 6.

1. To re-elect two members of the Board of Directors (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election.

	For	Withhold		For	Withhold
01 - David Jones	☐	☐	02 - James Watkins	☐	☐

2. To re-elect Mr. Robert Lees, a Casual Director, who was appointed on July 30, 2007, to serve as a member of the Board.

	For	Withhold
01 - Robert Lees	☐	☐

	For	Against	Abstain		For	Against	Abstain

3. To fix the number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit.

	☐	☐	☐	4. To approve the amendment of Bye-Law 99 of the Company's Bye-Laws, with respect to the powers of the directors.	☐	☐	☐
	For	Against	Abstain		For	Against	Abstain
5. To approve the amendment of Bye-Law 151 of the Company's Bye-Laws, with respect to the advancement of funds to directors, officers and others, for defending legal proceedings.	☐	☐	☐	6. To re-appoint Ernst & Young as the Company’s independent auditors until the next annual general meeting.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – GLOBAL SOURCES, LTD.

Proxy for Annual General Meeting of Shareholders - June 11, 2008

This Proxy is Solicited on Behalf of The Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., a Bermuda corporation, does hereby constitute and appoint Sarah Benecke, Sim Shih Lieh Adrian and Keith Wong and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to vote all Common Shares of Global Sources Ltd. which the undersigned would be entitled to vote if personally present at the 2008 Annual General Meeting of Shareholders of Global Sources Ltd. to be held at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong, on Wednesday, June 11, 2008 at 11:00 a.m., local time, or at any adjournment or adjournments thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual General Meeting and Proxy Statement, both dated May 12, 2008, and a copy of the Company’s audited financial statements for the fiscal year ended December 31, 2007.

Proxy will be voted in the manner directed herein by the undersigned shareholder. unless otherwise specified, this proxy will be voted for items 1, 2, 3, 4, 5 and 6.

(To Be Dated And Signed On Reverse Side)

B Non-Voting Items

Change of Address — Please print your new address below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.

No postage is required if mailed in the United States.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.